Exhibit 99.1

Ignyta, Inc.

(A Development Stage Company)

Contents

Unaudited Financial Statements

Balance Sheets as of June 30, 2013 (unaudited) and December 31, 2012	2

Statements of Operations for the six months ended June 30, 2013 and 2012 and for the period from August 29, 2011 (Inception) through June 30, 2013 (unaudited)	3

Statements of Stockholders’ Equity for the period from August 29, 2011 (Inception) through June 30, 2013 (unaudited)	4

Statements of Cash Flows for the six months ended June 30, 2013 and 2012 and for the period from August 29, 2011 (Inception) through June 30, 2013 (unaudited)	5

Notes to Financial Statements (unaudited)	6-20

Ignyta, Inc.

(A Development Stage Company)

Balance Sheets

	June 30,	December 31,
	2013	2012
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$3,235,431	$5,032,307
Prepaid expenses and other current assets	166,838	95,164

Total current assets	3,402,269	5,127,471
Fixed Assets—Net	492,986	294,477
Other Assets	39,673	21,697

	$ 3,934,928	$5,443,645

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$317,054	$291,955
Accrued expenses and other liabilities	96,286	54,092
Note payable, current portion	378,855	112,129
Warrant liability	30,900	24,500

Total current liabilities	823,095	482,676
Note payable, net of current portion	594,369	367,701
Other liabilities	65,000	32,500

Total liabilities	1,482,464	882,877
Commitments and Contingencies (Note 9)
Stockholders’ Equity
Convertible Preferred Stock:
Series A Preferred Stock, $0.0001 par value; 2,500,000 shares authorized; 833,334 shares issued and outstanding (liquidation preference $500,000)	84	84
Series B Preferred Stock, $0.0001 par value; 7,000,000 shares authorized; 1,835,000 shares issued and outstanding (liquidation preference $5,505,000)	183	183
Common Stock, $0.0001 par value; 19,000,000 shares authorized 2,236,670 shares issued and outstanding at June 30, 2013 and 653,334 shares issued and outstanding at December 31, 2012	223	65
Additional paid-in capital	5,967,501	5,919,733
Deficit accumulated during the development stage	(3,515,527)	(1,359,297)

Total stockholders’ equity	2,452,464	4,560,768

	$ 3,934,928	$5,443,645

The accompanying notes are an integral part of these financial statements.

Ignyta, Inc.

(A Development Stage Company)

Unaudited Statements of Operations

	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Period from August 29, 2011 (Inception) through June 30, 2013
Revenue	$—	$—	$—
Expenses
Research and development	1,220,664	236,224	1,968,577
General and administrative	903,696	161,120	1,491,153

Loss from Operations	(2,124,360)	(397,344)	(3,459,730)

Other Expense
Other income (expense)	5,700	—	5,700
Interest expense	(35,475)	—	(58,094)

Total Other Expense	(29,775)	—	(52,394)

Loss Before Income Taxes	(2,154,135)	(397,344)	(3,512,124)
Income tax provision	2,095	1,308	3,403

Net Loss	$(2,156,230)	$(398,652)	$(3,515,527)

The accompanying notes are an integral part of these financial statements.

Ignyta, Inc.

(A Development Stage Company)

Unaudited Statements of Stockholders’ Equity

								Deficit
								Accumulated
	Convertible Preferred Stock						Additional	During the
	Series A		Series B		Common Stock		Paid-in	Development
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stage	Total
Balance at August 29, 2011	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of Restricted Stock	—	—	—	—	666,668	66	1,934	—	2,000
Issuance of Series A Preferred Stock net $29,221 in offering costs	416,667	42	—	—	—	—	220,736	—	220,778
Stock-based compensation expense	—	—	—	—	—	—	781	—	781
Net loss	—	—	—	—	—	—	—	(79,445)	(79,445)

Balance at December 31, 2011	416,667	42	—	—	666,668	66	223,451	(79,445)	144,114
Repurchase of Common Stock	—	—	—	—	(13,334)	(1)	(39)	—	(40)
Issuance of Series A Preferred Stock net $858 in offering costs	416,667	42	—	—	—	—	249,100	—	249,142
Issuance of Series B Preferred Stock net of $80,969 in offering costs	—	—	1,835,000	183	—	—	5,423,848	—	5,424,031
Stock-based compensation expense	—	—	—	—	—	—	23,373	—	23,373
Net loss	—	—	—	—	—	—	—	(1,279,852)	(1,279,852)

Balance at December 31, 2012	833,334	84	1,835,000	183	653,334	65	$5,919,733	(1,359,297)	4,560,768
Issuance of Restricted Stock due to Actagene merger	—	—	—	—	1,583,336	158	5,542	—	5,700
Stock-based compensation expense	—	—	—	—	—	—	42,226	—	42,226
Net loss	—	—	—	—	—	—	—	(2,156,230)	(2,156,230)

Balance at June 30, 2013	833,334	$84	1,835,000	$183	2,236,670	$223	$5,967,501	$(3,515,527)	$2,452,464

The accompanying notes are an integral part of these financial statements.

Ignyta, Inc.

(A Development Stage Company)

Unaudited Statements of Cash Flows

	Six Months ended June 30, 2013	Six Months ended June 30, 2012	Period from August 29, 2011 (Inception) through June 30, 2013
Cash Flows From Operating Activities
Net loss	$(2,156,230)	$(398,652)	$(3,515,527)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	48,076	2,959	61,968
Stock-based compensation	42,226	7,950	66,380
Interest expense	12,700	—	18,444
Change in fair value of warrant liabilities	(5,700)	—	(5,700)
Amortization of debt discount	5,494	—	9,824
Increase (decrease) in cash resulting from changes in:
Prepaid expenses and other current assets	(102,349)	(70,602)	(224,954)
Accounts payable trade	25,098	75,272	317,053
Accrued expenses and other liabilities	74,694	50,184	161,286

Net cash used in operating activities	(2,055,991)	(332,889)	(3,111,226)

Cash Flows From Investing Activities
Purchases of fixed assets	(246,585)	(24,030)	(554,954)

Cash Flows From Financing Activities
Proceeds from issuance of notes payable	500,000	500,000	1,000,000
Net proceeds from issuance of Restricted Stock	5,700	—	7,700
Net proceeds from issuance of Preferred Stock	—	2,328,582	5,893,951
Repurchase of Common Stock	—	—	(40)

Net cash provided by financing activities	505,700	2,828,582	6,901,611

Net Change in Cash and Cash Equivalents	(1,796,876)	2,471,663	3,235,431
Cash and Cash Equivalents at Beginning of Period	5,032,307	155,881	—

Cash and Cash Equivalents at End of Period	$3,235,431	$2,627,544	$3,235,431

Supplemental Disclosures of Cash Flow Information:
Interest	$17,282	$—	$27,617
Income taxes	$2,095	$1,308	$3,403
Noncash investing and Financing Activities:
Warrants issued with debt financing recorded as debt discount	$12,100	$24,500	$36,600

The accompanying notes are an integral part of these financial statements.

1.	Summary of Significant Accounting Policies	A summary of the Company’s significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Nature of operations

Ignyta, Inc. (“the Company”) was founded in 2011 and incorporated in the state of Delaware. The Company is a precision medicine biotechnology company dedicated to discovering or acquiring, then developing and commercializing precisely targeted new drugs for cancer patients whose tumors harbor specific molecular alterations. We pursue an integrated drug and diagnostic, or Rx/Dx, strategy, where we aim to pair each of our innovative drugs with biomarker-based companion diagnostics, developed by us or by third parties with which we may partner, that are designed to identify the patients that are most likely to benefit from the use of the drugs we may develop.

In May 2013, the Company acquired Actagene Oncology, Inc. (“Actagene”), a San Diego based privately held biotechnology company developing precision medicines for high unmet need cancer indications, based on cancer genome mining and sequencing. With the acquisition, the Company changed its business strategy from a prior focus on molecular diagnostics for autoimmune disease to an integrated Rx/Dx focus on drug and biomarker discovery and development for oncology (see Note 2).

	Development stage	As of June 30, 2013, the Company has devoted substantially all of its efforts to product development, raising capital and building infrastructure, and has not realized revenues from its planned principal operations. Accordingly, the Company is considered to be in the development stage.

Liquidity

As of June 30, 2013, the Company had an accumulated deficit of approximately $3,516,000. The Company also had negative cash flow from operations of approximately $2,056,000 during the six months ended June 30, 2013.

We do not currently believe that our existing cash resources are sufficient to meet our anticipated needs during the next twelve months. We believe we have sufficient cash resources to satisfy our capital needs through December 2013. However, our estimates of our operating expenses and working capital requirements could be incorrect, and we may use our cash resources faster than we presently anticipate. The uncertainties surrounding our ability to continue to fund our operations raise substantial doubt about our ability to continue as a going concern.

On February 27, 2013, the Company was advanced $500,000 pursuant to a Loan Agreement with a financial institution. In July 2013 the Company was advanced an additional $500,000 under the Loan Agreement (see Note 4).

The Company’s ability to continue its operations is dependent upon its ability to raise significant additional capital through equity or debt financing. Additional financing may not be available when needed on acceptable terms or at all. Any equity financing may result in dilution to existing stockholders

Liquidity, cont’d

and any debt financing may include restrictive covenants.

The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

Use of estimates	The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates used in preparing the financial statements include those assumed in computing the valuation allowance on deferred tax assets, the valuation of warrants, and those assumed in calculating stock-based compensation expense.

Cash and cash equivalents	The Company considers all highly liquid investments with an original maturity of 90 days or less when purchased to be cash equivalents. Cash equivalents primarily represent amounts invested in money market funds whose cost equals market value.

Fixed assets	Fixed assets are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, generally three to five years, or, in the case of leasehold improvements, over the lesser of the useful life of the related asset or the lease term.

Impairment of long-lived assets	In accordance with authoritative guidance related to impairment or disposal of long-lived assets, management reviews the Company’s long-lived asset groups for impairment whenever events indicate that their carrying amount may not be recoverable. When management determines that one or more impairment indicators are present for an asset group, it compares the carrying amount of the asset group to net future undiscounted cash flows that the asset group is expected to generate. If the carrying amount of the asset group is greater than the net future undiscounted cash flows that the asset group is expected to generate, it compares the fair value to the book value of the asset group. If the fair value is less than the book value, it recognizes an impairment loss. The impairment loss would be the excess of the carrying amount of the asset group over its fair value. To date, the Company has not experienced any impairment losses on its long-lived assets used in operations.

Stock-based compensation	The Company accounts for stock-based compensation in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation, which establishes accounting for equity instruments exchanged for employee services. Under such provisions, stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense, under the straight-line method, over the employee’s requisite service period (generally the vesting period of the equity grant).

Stock-based compensation, cont’d	The Company accounts for equity instruments, including restricted stock or stock options, issued to non-employees in accordance with authoritative guidance for equity based payments to non-employees. Stock options issued to non-employees are accounted for at their estimated fair value determined using the Black-Scholes option-pricing model. The fair value of options granted to non-employees is re-measured as they vest, and the resulting increase in value, if any, is recognized as expense during the period the related services are rendered. Restricted stock issued to non-employees is accounted for at their estimated fair value as they vest.

Fair value of financial instruments	The Company’s financial instruments consist of cash and cash equivalents, prepaid expenses and other assets, accounts payable, accrued expenses, and notes payable. Fair value estimates of these instruments are made at a specific point in time, based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. As of June 30, 2013 and December 31, 2012, the carrying amounts are generally considered to be representative of their respective fair values because of the short-term nature of those instruments.

Derivative liabilities	The Company accounts for its warrants as either equity or liabilities based upon the characteristics and provisions of each instrument. Warrants classified as derivative liabilities are recorded on the Company’s balance sheet at their fair value on the date of issuance and revalued on each subsequent balance sheet date until such instruments are exercised or expire, with any changes in the fair value between reporting periods recorded as other income or expense. Management estimates the fair value of these liabilities using option pricing models and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for future events, expected volatility, expected life, yield, and risk free interest rate.

Income taxes	Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the combination of the tax payable for the year and the change during the year in deferred tax assets and liabilities.

Research and development costs	The Company is actively engaged in new product development efforts for which related costs are expensed as incurred.

Fair value measurement	Financial assets and liabilities are measured at fair value, which is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the

Fair value measurement cont’d

measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The following is a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value

•      Level 1 — Quoted prices in active markets for identical assets or liabilities.

•      Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•      Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As of June 30, 2013, the Company’s Level 1 investments of cash and cash equivalents were comprised of cash in checking accounts.

The Company used Level 3 inputs for its valuation methodology for the warrant derivative liabilities. The estimated fair values were determined using a Binomial option pricing model based on various assumptions (see Note 7). The Company’s derivative liabilities are adjusted to reflect estimated fair value at each period end, with any decrease or increase in the estimated fair value being recorded in other income or expense accordingly, as adjustments to fair value of derivative liabilities

At June 30, 2013, the estimated fair values of the liabilities measured on a recurring basis are as follows:

Fair Value Measurements at June 30, 2013

Balance at June 30, 2013	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
$ 30,900	—	—	$30,900

The following table presents the activity for liabilities measured at estimated fair value using unobservable inputs for the six months ended June 30, 2013:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)

Warrant Derivative Liability
Beginning Balance at December 31, 2012	$24,500
Issuances	12,100
Adjustments to estimated fair value	(5,700)

Ending Balance at June 30, 2013	$30,900

2.	Actagene Merger

In May 2013 the Company entered into an Agreement and Plan of Reorganization with Actagene. In accordance with the agreement, Actagene was merged into Ignyta and the separate corporate existence of Actagene ceased and Ignyta continues as the surviving corporation. On May 20, 2013, the merger was effected and Ignyta issued 1,583,336 shares of its Common Stock in exchange for the cancellation of all of the outstanding shares of Actagene.

The merger was accounted for as a combination of entities under common control. The majority stockholder of the Company was also the majority stockholder of Actagene, with approximately 60% of the voting power in each entity. Additionally, representatives of the majority stockholder controlled the day to day operations and were on the board of directors of each entity.

The financial statements of Ignyta reflect the merger as if it had occurred at the beginning of the periods presented. Actagene was formed in February 2013.

3.	Fixed Assets	Fixed assets consisted of the following:

	June 30, 2013	December 31, 2012
Manufacturing and lab equipment	$392,324	$288,434
Office furniture and equipment	59,095	6,646
Computers	97,578	7,332
Leasehold improvements	5,957	5,957

	554,954	308,369
Less accumulated depreciation and amortization	61,968	13,892

	$492,986	$294,477

Depreciation expense for the six months ended June 30, 2013 and 2012 and for the period from inception (August 29, 2011) through June 30, 2013 was $48,076, $2,959 and $61,968, respectively.

4.	Note Payable

During 2012 the Company entered a Loan Agreement (“the Loan Agreement”) with a financial institution with a maximum borrowing amount of $500,000. This Loan Agreement was amended on February 27, 2013 increasing the available maximum borrowing amount to $1,500,000 subject to certain milestones as defined in the Loan Agreement. The loan is collateralized by substantially all of the assets of the Company, other than its intellectual property.

The Company was advanced $500,000 on June 28, 2012. The payments of principal and interest are due on the advance on a fully amortized basis of 36

4.	Note Payable Cont’d

months in equal monthly installments, commencing after a fifteen-month period of interest only payments. Interest on the $500,000 advanced in June 2012 was fixed on the date of funding at 4.77%.

The Company was advanced an additional $500,000 on February 27, 2013 in connection with entering into an amendment to the Loan Agreement with the lender on that date. The payments of principal and interest are due on the advance on a fully amortized basis of 30 months in equal monthly installments, commencing after a six-month period of interest only payments. Interest on the $500,000 advanced in February 2013 was fixed on the date of funding at 4.0%.

As additional consideration for the cost and risk associated with the Loan Agreement, the Company issued to the lender a warrant to purchase up to 8,334 shares of Series B Preferred Stock in June 2012, and an additional warrant to purchase up to a number of shares of Series B Preferred Stock equal to 5% of the amount loaned under the Loan Agreement on February 27, 2013 and thereafter, subject to adjustment as set forth in the warrant, including without limitation for stock combinations and splits. As a result, the warrant is exercisable for 8,334 shares of the Company’s Series B Preferred Stock as of February 27, 2013. The warrants issued in 2013 and 2012 were recorded at a fair value of $12,100 and $24,500, respectively, and were presented as a debt discount on the related debt, which will be amortized to interest expense over the term of the Agreement (See Note 7).

The unamortized debt discount as of June 30, 2013 and December 31, 2012 is $26,776 and $20,170 respectively.

Interest expense due to amortization of the debt discount for the six month period ending June 30, 2013 and 2012 and for the period from inception to June 30, 2013 is $5,494, $0 and $9,824, respectively.

Future minimum principal payments on notes payable are as follows:

Year ending December 31,
2013	$129,199
2014	531,355
2015	339,446

Total	$1,000,000

5.	Stockholders’ Equity

As of June 30, 2013, pursuant to the Company’s certificate of incorporation, the Company is authorized to issue 19,000,000 shares of Common Stock, 2,500,000 shares of Series A Preferred Stock and 7,000,000 shares of Series B Preferred Stock at a par value of $0.0001. Each share of the Company’s Common stock is entitled to one vote and all shares rank equally as to voting and other matters.

On October 31, 2013 the Company approved a 3-for-1 reverse stock split on its capital stock. The Company did not change the par value of the shares. The stockholders’ equity section of the accompanying financial statements and all share numbers disclosed throughout the financial statements have been retroactively adjusted to give effect to the reverse stock split.

Series A Convertible Preferred Stock

During 2012, the Company issued 416,667 shares of Series A Convertible Preferred Stock at $0.60 per share for proceeds consisting of $250,000 in cash.

During 2011, the Company issued 416,667 shares of Series A Convertible Preferred Stock at $0.60 per share for proceeds consisting of $250,000 in cash.

Series B Convertible Preferred Stock	During 2012, the Company issued 1,835,000 shares of Series B Convertible Preferred Stock at $3.00 per share for proceeds consisting of $5,505,000 in cash.

Dividends	The holders of each series of Preferred Stock are entitled to receive dividends equal to 8% of the original issue price on each outstanding share of Preferred Stock, when and if declared by the Board of Directors. To date, no dividends have been declared.

Liquidation preference

In the event of any liquidation, dissolution or winding up, Series B Preferred Stockholders are entitled to receive prior to any assets distributed to Series A Preferred stockholders or Common stockholders, an amount equal to $3.00 for each outstanding share of Series B Preferred Stock plus declared but unpaid dividends, if any. Upon complete distribution to holders of Series B Preferred Stock, Series A Preferred stockholders are entitled to receive $0.60 for each outstanding share of Series A Preferred Stock plus declared but unpaid dividends, if any.

After payment of the full Preferred Stock liquidation amount, the remaining funds and assets of the Company legally available for distribution will be distributed ratably to the holders of Common Stock and Preferred Stock on an “as if converted to Common Stock” basis.

If, upon any such liquidation event, the remaining assets of the Company available for distribution are insufficient to pay the holders of Preferred Stock the full amount of the Preferred Stock liquidation payment, each of the holders of Preferred Stock will share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts that would otherwise be payable.

Voting rights	Each outstanding share of Preferred Stock is entitled to a number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock are then convertible.

Conversion

Each share of Series A Preferred and Series B Preferred Stock is convertible, at the option of the holder, at any time into such number of fully paid and non-assessable shares of Common Stock determined by multiplying each share of Preferred Stock by the original issue price and dividing the result by the conversion price, subject to adjustment. Initially, the conversion price was

$0.60 for the Series A Preferred Stock and $3.00 for the Series B Preferred Stock.

Each share of Preferred Stock will be automatically converted into shares of Common Stock at any time upon the closing of a firm commitment underwritten public offering of shares of Common Stock in which the aggregate gross proceeds from such offering to the Company is at least $10,000,000 and the price paid by the public for such shares is at least $6.00 per share, or at the election by the holders of at least a majority of the voting power of the then outstanding shares of Preferred Stock voting as a single class on an as converted to Common Stock basis.

6.	Stock-Based Compensation	In 2011, the Company adopted the 2011 Stock Incentive Plan (the “Plan”). The Plan provided for the issuance of incentive stock options to employees of the Company and nonstatutory stock options, restricted stock awards, stock appreciation rights and stock bonuses to directors, employees and consultants of the Company. In February 2013, the Company’s board of directors and the holders of at least a majority of its then-outstanding capital stock approved an amendment to the Plan to, among other things, increase the number of shares of its Common Stock available for issuance thereunder from 166,666 shares to 666,666 shares.

Stock option activity

There are a total of 666,666 shares of Common Stock reserved under the plan. As of June 30, 2013, 443,719 shares remained available for grant. The options that are granted under the Plan are exercisable at various dates and will expire no more than ten years from their date of grant. The exercise price of each option shall be determined by the administrator of the Plan, which is the Board of Directors and shall not be less than 100% of the fair market value of the Company’s Common Stock on the date the option is granted. Generally, options are granted with an exercise price equal to the fair market value of the Company’s Common Stock on the date of the option grant. For holders of more than 10% of the Company’s total combined voting power of all classes of stock, incentive stock options may not be granted at less than 110% of the fair market value of the Company’s Common Stock on the date of grant and for a term not to exceed five years.

A summary of the Company’s stock option activity and related information is as follows:

	Options Outstanding	Weighted -Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at August 29, 2011	—	$—	—	$—
Granted	12,500	0.18	—	—
Exercised	—	—	—	—
Cancelled	—	—	—	—

Balance at December 31, 2011	12,500	0.18	—	—

Granted	144,159	0.39	—	—
Exercised	—	—	—	—
Cancelled	—	—	—	—

Balance at December 31, 2012	156,659	0.36	—	—

Granted	136,328	0.60	—	—
Exercised	—	—	—	—
Expired	(208)	0.18	—	—
Forfeited	(67,195)	0.45	—	—

Balance at June 30, 2013	225,584	0.48	9.29	121,717

Exercisable at June 30, 2013	83,391	$0.42	9.18	$48,870

Stock option activity, cont’d	The fair value of options granted to employees and non-employee directors was estimated at the date of grant using a Black-Scholes option pricing model with the weighted-average assumptions stated below.

	June 30, 2013	June 30,2012
Risk free interest rate	1.18%	0.98%
Dividend yield	0.00%	0.00%
Volatility	59.82%	60.94%
Weighted-average expected life of option (years)	5.99	5.9

The estimated weighted-average fair value of stock options granted to employees during the six months ended June 30, 2013 and 2012 was $0.33 and $0.09 respectively.

The fair value of options granted to non-employees was estimated at the vesting date using a Black-Scholes option pricing model with the weighted-average assumptions stated below.

	June 30, 2013	June 30, 2012
Risk free interest rate	2.05%	1.83%
Dividend yield	0.00%	0.00%
Volatility	59.25%	90.00%
Weighted-average expected life of option (years)	10	10

The estimated weighted-average fair value of stock options granted to non-employees during the six months ended June 30, 2013 and 2012 was $0.42 and $0.15, respectively.

Dividend Yield -The Company has never declared or paid dividends on Common Stock and has no plans to do so in the foreseeable future.

Stock option activity, cont’d

Expected Volatility -Volatility is a measure of the amount by which a financial variable such as a share price has fluctuated or is expected to fluctuate during a period. The Company considered the historical volatility of peer companies and business and economic considerations in order to estimate the expected volatility, due to the Company not being publicly traded.

Risk-Free Interest Rate -This is the U.S. Treasury rate for the day of each option grant during the quarter having a term that most closely resembles the expected life of the option.

Expected Life of the Option Term -This is the period of time that the options granted are expected to remain unexercised. Options granted during the period have a maximum contractual term of ten years. The Company estimates the expected life of the option term based on the simplified method as defined in Staff Accounting Bulletin 110. For non-employee options granted, this is the remaining contractual term of the option as of the reporting date.

Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company assesses the forfeiture rate on an annual basis and revises the rate when deemed necessary.

Stock-based compensation expense for employees and non-employees for the six months ended June 30, 2013 and 2012 and the period from inception (August 29, 2011) through June 30, 2013 was $38,986, $5,200 and $52,440, respectively.

As of June 30, 2013, there was an additional $47,985 of total unrecognized compensation cost related to unvested stock-based awards granted under the Company’s stock option plan. This unrecognized compensation cost is expected to be recognized over a weighted-average period of 1.16 years.

Restricted stock activity

In 2011 the Company sold 666,668 shares of restricted stock, with a par value of $.0001 per share for proceeds of $2,000, in accordance with restricted stock purchase agreements with various advisors of the Company. Approximately 600,000 shares were vested immediately and the remaining 66,668 are subject to vesting requirements based on future service.

Terms of the agreement state that the Company has the right to repurchase the unvested shares of stock if the shareholder stops providing service. The Company repurchased 13,334 shares of Common Stock in 2012. The Company recorded stock-based compensation expense, calculated as the difference between the fair value of the Common Stock at each reporting period less the proceeds received, upon vesting of the restricted stock. Stock-based compensation for the six months ended June 30, 2013 and 2012 and the period from inception (August 29, 2011) through June 30, 2013 was $3,240, $2,750 and $13,940, respectively. At June 30, 2013, 627,334 shares were vested and 26,000 shares remain unvested.

7.	Warrants	During 2012, the Company issued a warrant to purchase 8,334 shares of Series B Preferred Stock, in connection with the Loan Agreement. The exercise price of the warrant is $3.00 per share.

On February 27, 2013, the Company issued a second warrant to purchase up to a number of shares of Series B Preferred Stock, equal to 5% of the amount loaned under the Loan Agreement on February 27, 2013 and thereafter, subject to adjustment as set forth in the warrant, including without limitation for stock combinations and splits. As a result, the warrant was exercisable for 8,334 shares of the Company’s Series B Preferred Stock as of February 27, 2013. The exercise price of the warrant is $3.00 per share and expires February 27, 2020.

The exercise price of the warrants is protected against dilutive financing through the term of the warrants. Pursuant to ASC 815-15 and ASC 815-40, the fair value of the warrants was recorded as a derivative liability on the issuance dates.

As of December 31, 2012, the Company had a warrant liability of $24,500 for the warrants issued in 2012.

The Company revalued all of the warrants at the end of the period, and the estimated fair value of the outstanding warrant liability is $30,900 at June 30, 2013. The change in the estimated fair value of the derivative liability resulted in other income (expense) of $5,700 and $0 for the six months ended June 30, 2013 and 2012, respectively.

The derivative liabilities were valued at their issuance dates and at June 30, 2013 using a Binomial pricing model and the following assumptions:

	Closing date	June 30, 2013
Expected volatility	46.3%	39.6%
Risk-free interest rate	1.24%	1.69%
Dividend yield	0.00%	0.00%
Remaining expected term of underlying securities (years)	6.9	6.7

8.	Income Taxes

The Company maintains deferred tax assets that reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. These deferred tax assets include net operating loss carryforwards, deferred revenue and stock-based compensation. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. The Company considers projected future taxable income and planning strategies in making this assessment. Based on the level of historical operating results and projections for the taxable income for the future, the Company has determined that it is more likely than not that the deferred tax assets will not be realized. Accordingly, the Company has recorded a valuation allowance to reduce deferred tax assets to zero. The

Company may not ever be able to realize the benefit of some or all of the federal and state loss carryforwards, either due to ongoing operating losses or due to ownership changes, which limit the usefulness of the loss carryforwards.
9.	Commitments and Contingencies

Operating leases

The Company leases office space under non-cancelable operating leases expiring on various dates through August 2016. The Company incurred rent expense of approximately $59,382 and $11,960 for the six months ended June 30, 2013 and 2012, respectively, and $89,302 inception through June 30, 2013.

In August 2013 the Company entered into a new lease for a second building for a one year period. Monthly payments of $3,774 are due beginning November 14, 2013.

The Company leases lab equipment under a non-cancelable operating lease that expires in March 2016. Monthly payments are $5,758. The Company incurred rent expense of $16,368 and $0 for the six months ended June 30, 2013 and 2012, respectively and $16,368 inception through June 30, 2013.

Future minimum lease payments required under the operating leases are as follows:

Year Ending December 31,
2013	$81,209
2014	183,217
2015	191,556
2016	101,226

Total	$557,208

License agreement

In March 2012 the Company entered into a license agreement with a university for the use of certain patented rights relating to molecular diagnostics. Under the term of the agreement the Company is required to make annual license payments of $15,000 commencing on the effective date of the agreement and ending upon the sale of a commercially licensed product covered by the licensed patent rights. Additionally, the Company may be required to make milestone payments up to $225,000, contingent on certain product approval and commercialization milestones.

The agreement also requires royalty payments of low single digit percentages of net sales. The agreement terminates at the expiration of the longest lived patent rights. The Company made the first license payment under the agreement in 2012. The Company has not met any of the milestones mentioned above.

10.	Concentrations

Credit risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade accounts receivable. The Company grants unsecured credit to its customers. Management believes its credit policies do not result in significant adverse risk and historically has not experienced significant credit-related loss.

The Company maintains cash balances at various financial institutions. Accounts at these institutions are secured by the Federal Deposit Insurance Corporation. At times these balances exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes that the Company is not exposed to any significant credit risk with respect to its cash and cash equivalents.

11.	Related Parties

In 2012, the Company executed an employee lease agreement with its majority stockholder. Under the terms of the agreement, the Company is reimbursed for certain administrative services provided to the related party. In addition, the Company was reimbursed for various operating expenses related to shared utilities and telecommunications.

Total reimbursements received during the six months ended June 30, 2013 and 2012 and for the period from inception through June 30, 2013 were $5,372, $8,228 and $19,397, respectively. There was a balance of approximately $4,500 related to this agreement at December 31, 2012. There was no balance at June 30, 2013.

In May 2013, the Company and Actagene effected a merger pursuant to which Actagene merged with and into the Company. The majority stockholder of the Company was also the majority stockholder of Actagene, and representatives of the majority stockholder controlled the day to day operations and were on the board of directors of each entity (see Note 2).

12.	Subsequent Events

	License agreement	The Company entered into an agreement with Nerviano Medical Sciences S.r.l. (NMS) on October 10, 2013, which was amended on October 25, 2013 whereby the Company will obtain an exclusive license in Nerviano’s API’s and licensed NMS IP rights upon the effective date of the agreement, which will occur upon the completion of a financing by the Company or its affiliates resulting in gross proceeds of at least $20,000,000. An initial payment of $7,000,000 is due by December 31, 2013. In addition, the Company has agreed, following the closing of the Merger (as defined below) and on the effective date of the agreement, to cause Parent (as defined below) to issue a five year warrant to purchase 16,667 shares of its Common Stock. Tiered royalties in the low single digits to mid double digits will be paid based upon aggregate annual net sales. The Company is obligated under the terms of the license agreement to engage NMS to perform services valued at $1 million or more between the effective date of the license agreement and December 31, 2014, which services could include, among others at our election, manufacture and supply services, technology transfer activities, preclinical activities, process development activities and assay development activities.
Note payable

In July 2013 the Company was advanced the final $500,000 under the Loan Agreement. Payments of principal and interest are due on the loan on a fully amortized basis of 24 months in equal installments, commencing after a one month period of interest only payments. Interest is fixed at 4.04%.

As additional consideration for the cost and risk associated with the Agreement, the Company issued a warrant to purchase 8,334 shares of Series B Preferred Stock, to the holder.

Merger Transaction

For purposes of the below description of the Merger and the Ignyta Plan (each as defined below), all references to “Ignyta” shall refer to Ignyta, Inc., a Nevada corporation whose name was changed from Infinity Oil & Gas Company on October 31, 2013 in connection with the closing of the Merger; all references to “Merger Sub” shall refer to IGAS Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Ignyta; and all references to “Ignyta Operating” shall refer to the Company, whose name was changed from Ignyta, Inc. to Ignyta Operating, Inc. on October 31, 2013 in connection with the closing of the Merger.

On October 31, 2013, Ignyta, Merger Sub, and Ignyta Operating entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). The Merger Agreement provides for the merger of Merger Sub with and into Ignyta Operating (the “Merger”), with Ignyta Operating surviving the transaction as a wholly owned subsidiary of Ignyta. The Merger closed on October 31, 2013 concurrently with the execution and delivery of the Merger Agreement.

Also on October 31, 2013, prior to the execution and delivery of the Merger Agreement and the concurrent closing of the Merger, (i) the holders of all series of outstanding Preferred Stock of Ignyta Operating, consisting of Series A Preferred Stock and Series B Preferred Stock, voluntarily converted such shares into shares of Ignyta Operating’s Common Stock in accordance with the certificate of incorporation of Ignyta Operating and at the then-effective conversion rates therefor, which were one-to-one in all cases, and (ii) Ignyta Operating amended its certificate of incorporation to change its name to “Ignyta Operating, Inc.” and to effect a three-to-one reverse stock split of its capital stock, resulting in 4,916,469 outstanding shares of Ignyta Operating’s Common Stock, outstanding warrants to acquire up to an aggregate of 25,001 shares of Ignyta Operating’s common stock, and outstanding options granted under Ignyta Operating’s 2011 Stock Incentive Plan (as amended and restated, the “Ignyta Plan”) to purchase up to an aggregate of 358,986 shares of Ignyta Operating’s Common Stock.

At the closing of the Merger and pursuant to the terms of the Merger Agreement, Ignyta issued an aggregate of 4,916,469 shares of its common stock to the former stockholders of Ignyta Operating in exchange for all of the outstanding shares of Ignyta Operating’s capital stock. That number of shares

Subsequent Events, Cont’d	was negotiated and agreed to by Ignyta and Ignyta Operating prior to entering into the Merger Agreement. As a result, the equity holders of Ignyta Operating became entitled to receive one share of Ignyta’s Common Stock, or the right to acquire one share of Ignyta’s Common Stock, in exchange for each one share of Ignyta Operating’s Common Stock, or right to acquire one share of Ignyta Operating’s Common Stock, held by them prior to the closing of the Merger. As of immediately following the closing of the Merger, Ignyta Operating has become a wholly-owned subsidiary of Ignyta, and the former stockholders of Ignyta Operating collectively own approximately 99.85% of the outstanding shares of Ignyta’s Common Stock. In addition, pursuant to the terms of the Merger Agreement, Ignyta has assumed (i) the Ignyta Plan, under which an aggregate of 342,209 shares are reserved for issuance pursuant to future equity grants, (ii) the obligation to issue up to an aggregate of 358,986 shares of its common stock upon the exercise of all options granted under the Ignyta Plan that were outstanding as of immediately prior to the closing of the Merger, and (iii) the obligation to issue up to an aggregate of 25,001 shares of its common stock upon the exercise of two warrants previously issued by Ignyta Operating and outstanding as of immediately prior to the closing of the Merger.

2011 Equity Incentive Plan

Effective as of immediately prior to the closing of the Merger on October 31, 2013, Ignyta Operating’s Board of Directors and the holders of at least a majority of its then-outstanding capital stock approved a further amendment to the Ignyta Plan to, among other things, increase the number of shares of its common stock available for issuance thereunder from 666,666 shares to 712,652 shares. Effective upon the closing of the Merger, Ignyta assumed the Ignyta Plan and the obligation to issue all outstanding options and other awards outstanding thereunder as of the closing of the Merger.

The Company has evaluated subsequent events through October 31, 2013, which is the date the financial statements were issued.